UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2023
AppFolio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37468	26-0359894
(Commission File Number)	(IRS Employer Identification Number)
70 Castilian Drive
Santa Barbara, CA 93117
(Address of principal executive offices)
Registrant’s telephone number, including area code: (805) 364-6093
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	APPF	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of President, Chief Executive Officer and Director

AppFolio, Inc. (the “Company”) announced that its Chief Executive Officer, Jason Randall, notified its Board of Directors (the “Board”) of his plans to resign from his positions as the Company’s President, Chief Executive Officer and as a member of the Board, effective as of March 1, 2023 (the “Effective Date”). He will also cease to be the Company’s principal executive officer on the Effective Date. Following the Effective Date, Mr. Randall will continue to serve the Company as an at-will employee and advisor through March 31, 2023 (the “Separation Date” and, such period, the “Transition Period”) for the principal purpose of assisting the Company in the orderly transition of his roles and responsibilities. Mr. Randall’s departure is not the result of any disagreement with respect to the Company’s operations, policies or practices.

In connection with Mr. Randall’s departure, the Board has approved, and the Company and Mr. Randall have entered into, a Transition and Separation Agreement (the “Separation Agreement”). During the Transition Period, Mr. Randall will continue to receive his current base salary and will continue to participate in the Company’s benefit plans. Pursuant to the Separation Agreement, Mr. Randall will be entitled to: (i) aggregate lump sum cash payments of $625,000 (which includes a lump sum cash severance payment equal to twelve months of his current base salary ($500,000) and a pro rata portion of his annual bonus under the Company’s Corporate Bonus Program for the period of January 1 through March 31, 2023 ($125,000)); (ii) aggregate cash payments of $14,300,800 (which represent a pro rata portion of his long term cash incentive payments under the Company’s Long-Term Cash Incentive Plan), payable in accordance with the timing specified in the Separation Agreement; (iii) payment or reimbursement of monthly premiums for continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for employee benefits in effect as of the Separation Date until the earlier of (a) twelve months following the Separation Date and (b) the date on which Mr. Randall first becomes eligible to obtain group health insurance through another employer or otherwise ceases to be eligible for continuation coverage under COBRA; (iv) an extension of Mr. Randall’s participation in the Company’s Executive Medical Reimbursement Program in effect as of the Separation Date until the earlier of (a) the end of calendar year 2023 and (b) the date on which he first becomes eligible to obtain group health insurance through another employer; and (v) an extension of the period during which Mr. Randall may exercise his vested stock options until the earlier of (a) eighteen months following the Separation Date and (b) the expiration date applicable to such options.

Mr. Randall's receipt of the aforementioned separation payments and other benefits is conditioned upon the effectiveness of a general release of claims in favor of the Company (and certain affiliates and related parties) that is included in the Separation Agreement, as well as his compliance with certain non-disparagement, confidentiality and other standard covenants included in the Separation Agreement and other typical agreements to which he remains subject.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

Appointment of William Shane Trigg as President, Chief Executive Officer and Director

On March 1, 2023, the Company announced that William Shane Trigg, age 47, has been appointed Chief Executive Officer and President of the Company, effective immediately. In such capacity, Mr. Trigg has been designated as the principal executive officer of the Company.

Mr. Trigg has served as the Company’s President and General Manager, Real Estate since February 2023, and served as the Company’s General Manager, Real Estate since April 2020. From 2012 to 2020, Mr. Trigg served as a Senior Vice President, Commerce Cloud and Senior Vice President, Marketing Cloud for Salesforce, a cloud-based customer relationship management provider. From 2004 to 2011, Mr. Trigg held various positions with MRI Software (formerly Intuit Real Estate Solutions, Inc), a provider of real estate and investment management software, last serving as VP, Global Sales and Marketing. Mr. Trigg received a B.S. in Human Ecology from The Ohio State University and an M.B.A. from the University of Notre Dame.

In connection with his appointment, Mr. Trigg entered into an amended and restated employment agreement, dated as of March 1, 2023 (the “Employment Agreement”), with the Company. Pursuant to the Employment Agreement, Mr. Trigg will be entitled to receive (a) an annual base salary of $525,000; (b) a sign-on bonus of $300,000, subject to repayment if he is terminated for “cause” or resigns (other than due to his death or disability or for “good reason”), in either case, prior to the first anniversary of his start date; (c) an annual bonus under the Company’s Corporate Bonus Program equal to 100% of his annual base salary at target; (d) an award of time-based restricted stock units (“RSUs”) covering a number of shares of Class A Common Stock of the Company (“Shares”) with an aggregate value of approximately $1.5 million, determined in accordance with the Company’s standard practices; and (e) time-based options to purchase a total of 120,000 Shares. In addition, subject to the Board’s approval, in each of fiscal years 2024, 2025, 2026 and 2027, Mr. Trigg will receive an annual equity award consisting of RSUs and performance-based restricted stock units (“PRSUs”) covering a number of Shares having an aggregate value of (x) in respect of fiscal years 2024 and 2025, no less than $3.0 million annually and (y) in respect of fiscal years 2026 and 2027, no less than $3.5 million annually, in each case, determined in accordance with the Company’s standard practices. In the event the Company terminates Mr. Trigg’s employment without “cause” or he resigns for “good reason,” subject to his execution and non-revocation of a general release of claims in favor of the Company and his compliance with certain non-disparagement, confidentiality and other restrictive covenants, he will be entitled to: (i) twelve months of base salary continuation; (ii) payment of any earned but unpaid annual bonus in respect of the prior completed fiscal year; (iii) a pro rata portion of any annual bonus for the fiscal year in which such termination occurs; (iv) payment of monthly premiums under COBRA until the earlier of (x) twelve months following the termination date and (y) the date on which Mr. Trigg first becomes eligible to obtain group health insurance through another employer or otherwise ceases to be eligible for continuation coverage under COBRA; and (v) certain accelerated vesting of his then-outstanding equity awards.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

Effective as of March 1, 2023, Mr. Trigg has also been appointed by the Board to serve as a Class III director. He will serve as a member of the Board until the Company’s 2024 annual meeting of stockholders or until his successor is elected and qualified. In accordance with the Company’s standard compensation policies applicable to employee-directors, Mr. Trigg will not receive any additional compensation for serving as a director. Mr. Trigg has entered into the Company’s standard form of indemnification agreement providing for indemnification by the Company in certain circumstances for actions taken in connection with his service to the Company.

Resignation and Election of Directors

On March 1, 2023, Klaus Schauser submitted his resignation from the Board as a Class II director effective upon the appointment of his successor. Mr. Schauser’s departure is not the result of any disagreement with respect to the Company’s operations, policies or practices.

Also on March 1, 2023, the Board appointed Olivia Nottebohm as a Class II director of the Company, effective immediately upon the resignation of Mr. Schauser. Class II directors, including Ms. Nottebohm, will stand for election at the Company’s 2023 Annual Meeting of Stockholders.

Other than as set forth below, there are no arrangements or understandings between Ms. Nottebohm and any other persons pursuant to which she was selected as a director, and she has no family relationships with any of the Company’s directors or executive officers. Ms. Nottebohm does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Nottebohm will receive standard compensation and equity awards in accordance with the Company’s compensation program for non-employee directors (as such program may be adjusted by the Board from time to time). The Company’s current compensation program for non-employee directors is described in the “Director Compensation Policy” section of the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on April 28, 2022. The Company will enter into its standard form of indemnification agreement with Ms. Nottebohm.

Ms. Nottebohm is a consultant to IGSB, Inc. (“IGSB”) on strategy and related matters across IGSB’s operations. Maurice J. Duca controls IGSB and, through various investment vehicles, is the Company’s largest stockholder. Mr. Duca has agreed to pay Ms. Nottebohm 35 percent of the net gain on the equivalent of 35,714 shares of the Company’s Class A common stock each year for the next eight years, which amount may be paid in cash or shares of the Company’s Class A common stock. The net gain will be based on a $100 per share starting value and the 10-day average of the final closing price of the shares prior to the date of payment, as reported by The Nasdaq Global Market. The first payment is scheduled to be made on the one-year anniversary of Ms. Nottebohm’s appointment to the Board. No part of such payment will come from the Company.

Ms. Nottebohm has over 20 years of experience in online software and has served in a number of senior positions overseeing sales, marketing, support, partnerships, strategy, human resources and operations. Ms. Nottebohm most recently served as the Chief Revenue Officer and Advisor to the CEO of Notion Labs, Inc., the maker of a cloud-based productivity platform, from June 2021 through November 2022. Prior to this she served as the Chief Operating Officer of DropBox, Inc. from February 2020 to February 2021. Before joining Dropbox, from September 2016 to January 2020, she served as Vice President of SMB Sales and GTM Operations, Google Cloud at Google. Previously, from August 2014 to September 2016, she served as Senior Director, Americas GTM Operations, Google Ads. Prior to joining Google, Ms. Nottebohm worked as a management consultant at McKinsey & Company for thirteen years, where she was a Partner from 2010 to 2014. She currently serves on the board of Lightmatter, Inc. Ms. Nottebohm received a B.A. in Economics from Harvard University and an M.B.A. from the Stanford Graduate School of Business.

For more information, reference is made to the Company’s press release dated March 2, 2023, a copy of which is attached to this Report as Exhibit 99.1. Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 7.01 Regulation FD Disclosure.

On March 2, 2023, the Company issued a press release announcing the appointment of its new Chief Executive Officer and President, and the appointment of its new directors as disclosed above in Item 5.02. The press release furnished with this current report on Form 8-K provides details not included in previously issued reports of the Company and is not deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as otherwise expressly set forth by specific reference in this filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit Number	Description
99.1	Press release issued on March 2, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2023	AppFolio, Inc.

By: /s/ Fay Sien Goon
Name: Fay Sien Goon
Title: Chief Financial Officer